April 15, 2003

                                                       VIA FEDERAL EXPRESS

Douglas S. Hackett
Chief Executive Officer
Innovative Software Technologies, Inc.
204 NW Platte Valley Drive
Riverside, MO  64150

Douglas S. Hackett
Chief Executive Officer
Innovative Software Technoolgies, Inc.
5072 North 300 West
Provo, UT  84604


Dear Mr. Hackett:

I am writing in response to your letter of April 11, 2003.

First, your assertion that Grant Thornton was informed of Mr. Chipman's criminal history, including his convictions for tax fraud, and for larceny, is incorrect. At no time were Grant Thornton's engagement partners advised of this background, by you, Chris Chipman or William Chipman.

Second, contrary to the assertions in your letter, Grant Thornton's engagement partners were never informed of Mr. Chipman's involvement with Knowledge Transfer Solutions.

If you have documents reflecting the disclosure of either of these facts to Grant Thornton, kindly send them to me.

Third, we are unaware of any consultation by the Company with another accounting firm. We ask that you provide us with the name and contact information for the firm, and any documentation you may have regarding the issues it considered in its conclusions.

Finally, the antagonistic tone of your letter and its accusation that Grant Thornton has "little regard" for the facts, are inappropriate and at odds with any good faith intention to conduct the kind of independent investigation required under the circumstances. Some of your comments suggest that you have already decided that nothing improper has teken place, and are apparently more interested in investigating our conduct than that of your Company. We are,

Suite 3100
Two Commerce Square
2002 Market Street
Philadelphia, PA  19103-7080
T 215.561.4200
F 215.561.1066
W www.grantthornton.com


Grant Thornton LLP
US Member of Grant Thornton International

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Douglas S. Hackett
April 15, 2003
Page 2

therefore, skeptical that you will proceed in an appropriate manner and further, we are concerned that the adversarial nature of your response impairs our indepencence. We remind you that it is the Company's financial statements that are in issue, and neither are "directed" by Grant Thornton.

We believe this matter must be addressed immediately. Given your statement, however, that independent board members will form a special committee to address these matters, and that the Company has consulted outside securities counsel, we will await communication from them no later than April 22, 2003, before taking the final next step required of us under Section 10A.b.2 of Securities Exchange of 1934.

Please communicate directly with me regarding this matter. Thank you.

                                        Yours truly,

                                        /s/ Robert P. Scales
                                        Associate General Counsel